Exhibit 99.1

Contact: Sean McHugh Vice President Investor Relations and Communications (970) 506-7490
EVP AND CFO DANNY C. HERRON TO LEAVE SWIFT & COMPANY
GREELEY, COLO., November 15, 2005 — Swift & Company, the world’s second-largest processor of fresh beef and pork products, today announced that Executive Vice President and Chief Financial Officer Danny C. Herron has decided to leave the company by September 19, 2006, the end of his current employment agreement
“Danny has indicated his intention to pursue leadership opportunities outside of Swift & Company,” said Sam Rovit, Swift & Company’s president and chief executive officer. “We are extremely grateful for his many significant contributions over the past seven years, and we wish him the best in his future endeavors.”
“In particular, I’d like to thank Danny for his role in creating the infrastructure that enabled Swift to stand on its own when it was acquired from ConAgra by Hicks, Muse, Tate & Furst and Booth Creek Management in 2002, and for his co-leadership of the company in the two months following my predecessor’s resignation,” concluded Rovit.
“I feel that my work at Swift is largely done,” commented Herron. “I have been able to build and lead an extremely strong finance team that positions Swift well for the future. My eventual goal is to lead a company, and the timing of my decision seems right.”
A search for a new chief financial officer will begin immediately. Herron has agreed to serve in his current capacity until the employment of his successor, and he is expected to remain with the company for a short period of time subsequently to assist with transition efforts.
Herron served as Swift & Company’s co-chief executive officer from April to May of 2005. He joined ConAgra Beef Company, Swift & Company’s predecessor, in April 1998 as vice president and senior financial officer. In September 2002 he became Swift & Company’s executive vice president and chief financial officer.
About Swift & Company
With nearly $10 billion in annual sales, Swift & Company is the second-largest processor of fresh beef and pork products in the world. Founded in 1855, Swift employs over 20,000 people and serves customers in retail, further processor, international, and foodservice channels. For more information, please visit www.swiftbrands.com.
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